EXHIBIT 10.20.1
CVR Energy, Inc.
November 29, 2013
Mr. Stanley A. Riemann 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479
Dear Stan,
This letter agreement (the "Letter Agreement") is intended to set forth our mutual understandings regarding the Company's and your intention for your continued employment as the Chief Operating Officer of CVR Energy, Inc. (the "Company"). Any capitalized term used but not defined in this Letter Agreement shall have the meaning ascribed to such term in the Third Amended and Restated Employment Agreement by and between you and the Company, dated as of January 1, 2011 (the "Employment Agreement").
The Term of the Employment Agreement will expire on January 1, 2014. The Company desires to continue to employ you as Chief Operating Officer from January 1, 2014 until June 30, 2014 (the "Additional Employment Period"), and you desire to continue your employment with the Company as Chief Operating Officer during the Additional Employment Period, on the terms set forth in this Letter Agreement. The Additional Employment Period shall expire on June 30, 2014 unless your employment is terminated for any reason prior to June 30, 2014.
While you are employed during the Additional Employment Period, your Base Salary will continue at the rate in effect immediately prior to the first day of the Additional Employment Period. In addition, provided you remain employed until June 30, 2014 (or in the event that you are terminated by the Company without Cause during the Additional Employment Period) and subject to the other provisions of this Letter Agreement:

i.
You will be entitled to receive a Pro-Rata Bonus, based on the actual performance of the Company for 2014, payable at such time as annual bonuses for 2014 are paid generally for the Company's executive officers.

ii.	You will receive a cash payment in the amount of $600,000.00 within thirty (30) days following the date that the Release (as defined below) becomes effective (the "Retention Payment").

iii.
Subject to your timely election of, and continued eligibility for, COBRA continuation coverage, for six (6) months following the last day of the Additional Employment Period (or, if earlier, the date of your termination by the Company without Cause), the Company shall pay (or reimburse you for) any applicable premium for such coverage to the extent it exceeds the premium payable by a then active employee of the Company (the "Health Continuation Amounts"). The Health Continuation Amounts shall commence to be paid upon the Release becoming effective.

The Company's obligation to pay the Pro-Rata Bonus, the Retention Payment and the Health Continuation Amounts shall be subject to your execution, delivery and non-revocation of the release of claims substantially in the form attached hereto as Exhibit A (the "Release") that is executed on or after the last day of the Additional Employment Period (or, if earlier, the date of your termination by the Company without Cause) and that becomes effective not later than thirty (30) days after the last day of the Additional Employment Period (or, if earlier, the date of your termination by the Company without Cause).
Upon your termination of employment for any reason, you will be entitled to receive (i) any Base Salary earned but unpaid through the last day of your employment, (ii) any Annual Bonus earned but unpaid for 2013, (iii) any unpaid PTO and (iv) any commercially reasonable out-of-pocket unreimbursed business expenses incurred in performing your duties under the terms of this Letter Agreement, upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board from time to time.
The Company would also like to remind you of your continuing obligations under Section 4 of the Employment Agreement.
From and after January 1, 2014, this Letter Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.
[signature page follows]

Sincerely,

/s/ John J. Lipinski
John J. Lipinski

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE

/s/ Stanley A. Riemann
Stanley A. Riemann